UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 28, 2008

BIO-key International, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13463 (Commission File Number)	41-1741861 (I.R.S. Employer Identification No.)

3349 Highway 138, Building D, Suite B Wall, NJ 07719 (Address of principal executive offices)

(732) 359-1100 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On July 28, 2008, BIO-key International, Inc. (the “Company”) entered into an Office Lease Agreement, effective as of June 30, 2008 (the “Lease”), with Normandy Nickerson Road, LLC (the “Landlord”) to lease office space located at 300 Nickerson Road, Marlborough, Massachusetts and consisting of approximately 14,907 square feet.  Since September 20, 2004, the Company has subleased approximately 38,000 square feet of space at this location pursuant to a Sublease (the “Sublease”) entered into with NexCen Brands, Inc. (f/k/a Aether Systems, Inc.), as subtenant.  The Sublease will expire in accordance with its terms on August 31, 2008.  The term of the Lease will commence on September 1, 2008 and will end on August 31, 2011.  Under the Lease, the Company will be required to make monthly rental payments of $20,250.00 from September 1, 2008 through August 31, 2009, $26,397.81 from September 1, 2009 through August 31, 2010 and $27,640.06 from September 1, 2010 through August 31, 2011.  The Lease also provides for the payment of certain additional rent to the Landlord for certain operating expenses and taxes.  Upon execution of the Lease, the Company delivered a security deposit to the Landlord in the form of an irrevocable letter of credit in the amount of $40,500.00.

Also on July 28, 2008, the Company entered into a Settlement and Mutual Release Agreement (the “Settlement Agreement”) with Dataradio Corporation (“Dataradio”) in order to resolve all matters relating to invoices totaling approximately $2,350,000 that the Company received from Dataradio in January 2008 for materials that had been delivered by Dataradio, as a subcontractor on a long-term project for which the Company had served as the prime contractor.  Pursuant to the Settlement Agreement, the parties agreed to a payment schedule under which the Company will be required to satisfy this outstanding balance, plus interest at seven percent (7%) per annum on the unpaid portion of the balance, in full on or before June 1, 2009.  In return, Dataradio agreed to forbear from exercising any of its rights and remedies against the Company with respect to these amounts so long as the Company remains in compliance with its obligations under of the Settlement Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-KEY INTERNATIONAL, INC.

Date: August 1, 2008

	By:	/s/ Michael W. DePasquale
Michael W. DePasquale
Chief Executive Officer